China Shen Zhou Announces Third Quarter 2012 Financial Results

BEIJING, CHINA, November 14, 2012  — China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou” or the "Company”) (NYSE AMEX: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, lead, copper, and other nonferrous metals in China, today announced financial results for the third quarter and first nine months ended September 30, 2012.

Q3 2012 Financial Highlights

•	Revenues increased 5.2% year-over-year to $7.4 million;
•	Gross profit was $273,000;
•	Net loss attributable to the Company was $1.5 million, or $0.04 per basic and diluted share.

Third Quarter Financial Results

Third quarter net sales increased 5.2% year-over-year to approximately $7.4 million. The increase in net sales was mainly due to greater sales volume for fluorite powder and copper concentrate in the third quarter of 2012.

During the third quarter of 2012, sales volume of fluorite powder reached approximately 15,800 metric tons, an increase of approximately 7,600 metric tons from the same period of 2011. Copper concentrate powder sales volume increased to 139 metal tons from 13 metal tons in the same period of 2011.

Gross profit was $273,000 compared with $2.9 million in the third quarter of 2011. Decrease in gross profit was mainly due to lower selling price of fluorite powder. The fluorite powder sales price decreased 39% year-over-year to approximately $235 per metric ton in the third quarter of 2012.

Selling expenses were $57,000 compared with $24,000 in the third quarter 2011. Selling expenses as a percentage of total net sales was 0.8%, compared with 0.3% in the third quarter of 2011. The higher selling expenses were mainly due to the company’s increased sales and marketing activities in an effort to win new customers.

General and administrative (“G&A”) expenses in the third quarter were $2.7 million compared with $2.1 million in the same period of 2011. The increase in G&A expenses was due to the increased administrative expense associated with the newly acquired entities - Dongsheng Mining, Meilan Mining, and Qianshi Resources. G&A expenses as a percentage of total net sales increased was 35.6% compared with 28.6% in the third quarter of 2011.

Total operating expenses in the third quarter of 2012 were $1.8 million compared with $2.1 million in the third quarter of 2011. Total operating expenses as a percentage of total net sales decreased to 24.4% from 29.0% in the third quarter of 2011.

Operating loss for the quarter was $1.55 million compared with an operating income of $805,000 in the third quarter of 2011

Net loss attributable to the Company was $1.5 million, or loss of $0.04 per basic and diluted share, compared with a net income of $0.68 million, or income of $0.02 per basic and diluted share, in the 2011 third quarter.

Nine-Month Financial Results

Net revenues for the first nine months ended September 30, 2012 were approximately $16.5 million compared with $18.1 million during the same period in 2011. The decrease was due to the decline in sales price for fluorite powder. The fluorite powder sales price for the nine months ended September 30, 2012 was approximate $248 per metric ton, a $91 per metric ton or 27% decrease compared with the same period of 2011.

Gross profit for the first nine months ended September 30, 2012 was approximately $2.3 million compared with $7.9 million in the same period of 2011. Gross profit from the fluorite segment was approximately $2,416,000 and $7,483,000 for the first nine months ended September 30, 2012 and 2011, respectively. The decrease in gross profit for the fluorite segment was mainly due to the decline in sales price of fluorite powder. Gross profit margin was approximately 14% for the nine months ended September 30, 2012.

Net loss attributable to the Company for the first nine months ended September 30, 2012 was approximately $6.68 million compared to a net loss of $0.80 million for the same period in 2011. Net loss per basic and diluted share for the first nine months ended September 30, 2012 was $0.18 as compared with a net loss per basic and diluted share of $0.03 in the comparable period one year ago.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a)fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite and barite extraction and processing in the Wuchuan County of Guizhou province (c) fluorite and barite extraction and processing in the Yanhe County of Guizhou province; (d)fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang. For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com

- Tables Follow –

CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,367	$5,569
Notes receivable, net	535	1,019
Accounts receivable, net	1,168	3,332
Advances to suppliers	672	1,833
Acquisition deposit	-	2,359
Other deposits	209	258
Due from related parties	3,201	-
Inventories	10,611	7,479
Restricted assets	-	2,536
Deferred financing costs	479	-
Total current assets	19,242	24,385

Restricted assets	377	175
Prepayment for vehicle rent	378	443
Property, machinery and mining assets, net	81,331	60,313
Total assets	$101,328	$85,316

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,393	$3,324
Short term loans	8,862	11,996
Receipts in advance	4,984	1,528
Other payables and accruals	3,999	2,772
Government loan	1,709	-
Convertible preferred stock	1,667	-
Derivative liabilities	667	-
Due to related parties	226	250
Taxes payable	2,021	1,877
Total current liabilities	27,528	21,747

Long term loan	1,899	-
Total liabilities	29,427	21,747

STOCKHOLDERS’ EQUITY:

Convertible preferred stock ($0.001 par value; 10,000 shares and 0 share authorized as of September 30, 2012 and December 31, 2011, respectively; 1,666 shares and 0 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	-	-
Common stock ($0.001 par value; 100,000,000 shares and 50,000,000 shares authorized as of September 30, 2012 and December 31, 2011, respectively; 44,686,758 shares and 32,285,973 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	45	32
Additional paid-in capital	65,326	58,425
Statutory reserves	1,732	1,732
Accumulated other comprehensive income	6,489	6,109
Accumulated deficit	(20,021)	(13,344)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	53,571	52,954
Noncontrolling interest	18,330	10,615
Total stockholders’ equity	71,901	63,569
Total liabilities and stockholders’ equity	$101,328	$85,316

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenue	$7,473	$7,104	$16,529	$18,117
Cost of sales	7,200	4,242	14,226	10,247
Gross profit	273	2,862	2,303	7,870

Operating expenses:
Selling and distribution expenses	57	24	101	84
General and administrative expenses	2,650	2,055	8,374	7,558
Provision for doubtful accounts	(1,086)	(22)	1,027	(99)
Impairment provision for inventories	206	-	753	-
Total operating expenses	1,827	2,057	10,255	7,543

Net income (loss) from operations	(1,554)	805	(7,952)	327

Other income (expense):
Interest expense	(291)	(174)	(1,184)	(520)
Warrant modification	(156)	-	(734)	-
Fair value change at derivative liabilities	710	-	3,716	-
Amortization of warrants attached to preferred stock	(349)	-	(724)	-
Amortization of deferred financing cost for preferred stock	(261)	-	(531)	-
Preferred stock dividends	(39)	-	(100)	-
Other, net	(15)	(79)	(150)	(6)
Total other income (loss)	(401)	(253)	293	(526)

Income (loss) from continuing operations before income taxes	(1,955)	552	(7,659)	(199)

Income tax benefits (expenses)	(175)	36	(353)	(244)

Income (loss) from continuing operations	(2,130)	588	(8,012)	(443)

Discontinued operations:
Loss from operations of discontinued component, net of taxes	-	-	-	(7)
Loss on disposal of discontinued subsidiary, net of taxes	-	-	-	(82)
Loss from discontinued operations	-	-	-	(89)

Net income (loss)	(2,130)	588	(8,012)	(532)
Add (less): Noncontrolling interests attributable to the noncontrolling interests	596	93	1,335	(268)
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	(1,534)	681	(6,677)	(800)

Other comprehensive income:
Foreign currency translation adjustments	13	534	380	1,306
Comprehensive income (loss)	$(1,521)	$1,215	$(6,297)	$506

Net income (loss) per common share - basic and diluted
From continuing operations	$(0.04)	$0.02	$(0.18)	$(0.03)
From discontinued operations	-	-	-	(0.00)
	$(0.04)	$0.02	$(0.18)	$(0.03)

Weighted average common shares outstanding
Basic and Diluted	41,396	32,270	37,103	31,060

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net loss before non-controlling interest	$(8,012)	$(532)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from operations of discontinued component, net of income tax benefits	-	7
Loss on sale of discontinued operations, net of income taxes	-	82
Provision for doubtful accounts	1,027	(99)
Impairment provision for inventories	753	-
Warrant modification	734	-
Amortization of warrants attached to preferred stock	724	-
Amortization of deferred financing costs for preferred stock	531	-
Fair value change at derivative liabilities	(3,716)	-
Depreciation and amortization	5,408	2,838
Stock-based compensation	234	972
Changes in operating assets and liabilities:
(Increase) decrease in
Notes receivable	491	(992)
Accounts receivable	2,599	(771)
Advances to suppliers	1,509	(1,840)
Other receivable	(624)	-
Other deposits	195	(1,313)
Prepayment for vehicle rent	68	-
Prepayment for office rent	-	82
Due from related parties	(3,187)	-
Inventories	(3,398)	(578)
Restricted assets	2,435	(103)
Increase (decrease) in
Accounts payable	(558)	(867)
Receipts in advance	2,576	2,666
Other payables and accruals	(4,581)	(2,848)
Taxes payable	(1,016)	184
Net cash used in operating activities from continuing operations	(5,808)	(3,112)
Net cash used in operating activities from discontinued operations	-	(37)
Net cash used in operating activities	(5,808)	(3,149)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(2,482)	(3,368)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	-	(3,642)
Net cash used in investing activities	(2,482)	(7,010)
Cash flows from financing activities:
Due to related parties	(262)	(737)
Government loan	78	-
Proceeds from issuance of common stock	-	20,000
Issuance costs of common stock	-	(1,516)
Proceeds from convertible preferred stock	5,000	-
Proceeds from warrants	214	-
Issuance costs of convertible preferred stock	(495)	-
Repayment of short-term loans	(15,667)	(7,599)
Proceeds from short-term loans and long-term loans	16,142	6,521
Net cash provided by financing activities	5,010	16,669
Foreign currency translation adjustment	78	367

Net (decrease) increase in cash and cash equivalents	(3,202)	6,877

Cash and cash equivalents at the beginning of the period	5,569	1,545
Cash and cash equivalents at the end of the period	$2,367	$8,422

Non-cash investing and financing activities
Shares issued to Acquire Xinyi Fluorite	$-	$9,467
Additional shares issued to Acquire Xinyi Fluorite	$1	$-
Shares issued as acquisition consideration for Dongsheng Mining, Meilan Mining and Qianshi Resources	$5,676	$-
Shares issued as the installment shares to redeem a third of the convertible preferred stock	$3,334	$-

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$1,169	$424
Cash paid for income tax	$849	$54